EXHIBIT 1

                                 PERDIGAO S. A.
                          CNPJ N(0) 01.838.723/0001-27
                                 PUBLIC COMPANY

         SUMMARY OF THE MINUTES OF THE 11TH/2003 ORDINARY MEETING OF THE
                               BOARD OF DIRECTORS

DATE, PLACE AND TIME: December 15, 2003, at 11:00 a.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolut majority of the Members. ON
MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) INTERESTS OVER COMPANY CAPITAL:
The Board approved the payment of R$ 36,000,000.00, corresponding to R$ 0.80883 per share, as interest over Company Capital regarding the year of 2003, with holding tax of 15%, exception made to the income tax exempt. The right will be created for shareholders on December 29, 2003 and the payment will be on February 27, 2004. 2) AUTHORIZATION TO GIVE GUARANTEES TO SUDSIDIARIES: The Board allowed the Executive Officers to give guarantees when subsidiaries contract loans, financings, trade discount, rural promissory notes, leasing and other financial operations that might be contracted by the Company's subsidiaries. The current authorization is valid from January 1st, 2004 to December 31, 2004. 3) AUTHORIZATION OF LIMITS FOR CONTRACTS RELATED TO FINANCIAL
TRANSACTIONS: In accordance with subitems 4) and 5) of Article 12 of the Bylaws, the Board of Directors resolved to set the maximum values of two and a half percent (2.5%) of the Shareholders' Equity for each individual transaction, and twenty percent (20%) for overall commitment, as limits for the contracting by the Executive Officers of loans, credit facilities or for offering any guarantees, personal or otherwise, including those relative to future markets, options and other derivatives, irrespective of any specific authorization given for this purpose. Any transactions relative to prepayment of income originated from foreign trade operations are excluded from these limits. 4) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Luis Carlos Fernandes Afonso; Adezio de Almeida Lima; Antonio Carlos Valente da Silva; Jaime Hugo Patalano; Francisco de Oliveira Filho; Francisco Ferreira Alexandre. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0) 1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 105).



                           NEY ANTONIO FLORES SCHWARTZ
                                    SECRETARY